Exhibit 23.4


January 25, 2011


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


U.S. Securities and Exchange Commission
Washington, DC 20549


Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Acroboo, Inc. on Amendment No. 2 to Form S-1/A of our audit report, dated November 1, 2010 relating to the accompanying balance sheet as of September 30, 2010 and the related statements of operations, stockholders' equity, and cash flows from inception (June 14, 2010) through September 30, 2010, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title "Interests of Named Experts and Counsel" in the Registration Statement S-1 and this Prospectus.


De Joya Griffith & Company, LLC

/s/ De Joya Griffith & Company, LLC
Henderson, NV
January 25, 2011


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